 Exhibit 99.1
External Investor Relations Contact: Christine Petraglia PCG Advisory Group (646) 731-9817 christine@pcgadvisory.com	Company Investor Relations & Media Contact: Satya Chillara (408) 213-0939 schillara@aemetis.com

Aemetis Reports Fourth Quarter and Year-End 2016 Results

CUPERTINO, Calif. – March 7, 2017 – Aemetis, Inc. (NASDAQ: AMTX), an advanced renewable fuels and biochemicals company, today announced its financial results for the three and twelve months ended December 31, 2016.

Financial Highlights for 2016

●
Revenues of $143 million during 2016
●
Net loss improved by $11.5 million to $15.6 million during 2016
●
Adjusted EBITDA of $5.1 million during 2016 improved by $8.2 million from 2015
●
$10.5 million of EB-5 funding released to the company from escrow during 2016

“During 2016, our financial and operational performance improved significantly, driven by higher ethanol prices and lower corn costs. This improvement allowed us to reduce our net loss to $15.6 million and achieve an Adjusted EBITDA of $5.1 million during the twelve months of 2016,” said Eric McAfee, Chairman and CEO of Aemetis. “Going forward, we expect that continued enforcement of the Renewable Fuel Standard will create a healthier supply and demand balance to support expanded investment in the biofuels industry. Growing ethanol exports have also had a positive effect on the market. As part of our Phase I EB-5 offering, 70 foreign investors funded $35 million at a 3% interest rate. In September 2016, we launched a Phase II $50 million EB-5 offering.  The additional EB-5 funding will allow us to significantly reduce interest costs and to fund projects in advanced biofuels and biochemicals that are expected to increase revenues, margins and earnings,” added McAfee.

Today, Aemetis will host an earnings review call at 11:00 am Pacific time (PT).

Live Participant Dial In (Toll Free): 866-682-6100
Live Participant Dial In (International): 862-255-5401

For details on the call, visit: http://www.aemetis.com/investors/conference-calls/.

Financial Results for the Three Months Ended December 31, 2016

Revenues were $37.4 million for the fourth quarter of 2016, compared to $35.3 million for the fourth quarter of 2015. The increase in revenue was primarily attributable to increases in ethanol pricing and volumes. Gross margin for the fourth quarter of 2016 was $3.9 million, a major improvement over the gross margin of $1.4 million during the fourth quarter of 2015. The gross margin improvement was primarily driven by a 9% increase in ethanol pricing.

Selling, general and administrative expenses were $2.9 million in the fourth quarter of 2016, compared to $2.8 million in the fourth quarter of 2015.

Operating income was $936 thousand for the fourth quarter of 2016, compared to an operating loss of $1.5 million for fourth quarter of 2015.

Net loss was $1.4 million for the fourth quarter of 2016, compared to a net loss of $6.5 million for the fourth quarter of 2015.

During the fourth quarter, we repaid the State Bank of India (SBI) debt related to our India biodiesel plant in full, and received $2 million of fee and interest waivers from SBI related to the full repayment.

We experienced good operational results from our North America ethanol business with gross margins at 11.1% of segment revenues. Our largest contributor to expenses is interest expense of $4.3 million. We continue our efforts to lower our cost of capital through a combination of debt refinancings, including escrow releases from the EB-5 program.

The fundamental health and improvement in our operating North America business is reflected in Adjusted EBITDA for the fourth quarter of 2016, which increased $2.2 million compared to Adjusted EBITDA for the same period in 2015.

Cash at the end of the fourth quarter of 2016 was $1.5 million, compared to $283 thousand at the end of the fourth quarter of 2015.

Financial Results for the Twelve Months Ended December 31, 2016

Revenues were $143.2 million for the twelve months ended December 31, 2016, compared to $146.6 million for the same period in 2015. The decrease in revenue was primarily attributable to decreases in biodiesel volumes and wet distillers grains pricing in the twelve months ended December 31, 2016 compared to the same period in 2015.

Gross profit for the twelve months ended December 31, 2016 was $11.6 million, a significant increase from $4.2 million during the same period in 2015. Gross profit growth was attributable to higher ethanol prices and lower corn prices, particularly feedstock in North America, which decreased by 9% to $4.58 per bushel for the year ended December 31, 2016 as compared to 2015.

Selling, general and administrative expenses were $12 million during the twelve months ended December 31, 2016, compared to $12.4 million during the same period in 2015. The decrease in selling, general and administrative expenses was primarily attributable to lower professional services fees compared to the same period of the prior year.

Operating loss decreased to $781 thousand for the twelve months ended December 31, 2016, compared to an operating loss of $8.6 million for the same period in 2015.

Net loss of $15.6 million for the twelve months ended December 31, 2016 decreased in comparison to a net loss of $27.1 million during the same period in 2015.

The fundamental improvement in our operating North America business is reflected in Adjusted EBITDA for the twelve months ended December 31, 2016, which was $5.1 million, an approximately $8 million improvement compared to Adjusted EBITDA for the same period in 2015.

About Aemetis

Headquartered in Cupertino, California, Aemetis is an advanced renewable fuels and biochemicals company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products by the conversion of second-generation ethanol and biodiesel plants into advanced biorefineries. Founded in 2006, Aemetis owns and operates a 60 million gallon per year ethanol production facility in California’s Central Valley, near Modesto. Aemetis also owns and operates a 50 million gallon per year renewable chemical and advanced fuel production facility on the East Coast of India, producing high quality distilled biodiesel and refined glycerin for customers in India, the US and Europe. Aemetis operates a research and development laboratory at the Maryland Biotech Center, and holds a portfolio of patents and related technology licenses for the production of renewable fuels and biochemicals. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, loss on extinguishment, income tax expense, intangible and other amortization expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, the impact of the EPA’s continued enforcement of the Renewable Fuel Standard on the biofuel industry, the timing and consummation of our EB-5 program, the expected effect of debt repayment on our interest expense and net income, and our expectations for growth in the overall ethanol market. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, completion of our acquisition of Edeniq, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$37,396	$35,346	$143,158	$146,649
Cost of goods sold	33,493	33,902	131,559	142,450
Gross profit	3,903	1,444	11,599	4,199

Research and development expenses	79	117	369	447
Selling, general and administrative expenses	2,888	2,805	12,011	12,361
Operating income/(loss)	936	(1,478)	(781)	(8,609)

Interest rate expense	2,814	2,523	11,493	10,164
Amortization expense	1,454	1,329	5,723	6,715
Loss/(gain) on debt extinguishment	(2,033)	-	(2,033)	330
Loss on impairment of goodwill and intangibles	-	1,044	-	1,044
Other expense/(income)	146	79	(334)	270
Income/(loss) before income taxes	(1,445)	(6,453)	(15,630)	(27,132)

Income tax expense	-	-	(6)	(6)

Net income/(loss)	$(1,445)	$(6,453)	$(15,636)	$(27,138)

Net Income/(loss) per common share
Basic	$(0.07)	$(0.33)	$(0.79)	$(1.37)
Diluted	$(0.07)	$(0.33)	$(0.79)	$(1.37)

Weighted average shares outstanding
Basic	19,858	19,598	19,771	19,823
Diluted	19,858	19,598	19,771	19,823

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	Year ended December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,486	$283
Accounts receivable	1,557	1,166
Inventories	3,241	4,804
Prepaid and other expenses	761	1,749
Total current assets	7,045	8,002

Property, plant and equipment, net	66,370	70,718
Goodwill, intangibles and other assets	4,395	4,421
Total assets	$77,810	$83,141

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,842	$10,183
Current portion of long term debt, notes and working capital	11,409	11,947
Mandatorily redeemable Series B convertible preferred stock	2,844	2,742
Other current liabilities	5,121	4,425
Total current liabilities	27,216	29,297

Total long term liabilities	100,407	89,138

Stockholders' deficit:
Series B convertible preferred stock	1	1
Common stock	20	20
Additional paid-in capital	83,441	82,115
Accumulated deficit	(129,887)	(114,251)
Accumulated other comprehensive loss	(3,388)	(3,179)
Total stockholders' deficit	(49,813)	(35,294)

Total liabilities and stockholders' deficit	$77,810	$83,141

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/ (LOSS)
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Net income/(loss)	$(1,445)	$(6,453)	$(15,636)	$(27,138)
Adjustments:
Interest expense	2,814	2,523	11,493	10,164
Amortization expense	1,454	1,329	5,723	6,715
Loss on debt extinguishment	(2,033)	-	(2,033)	330
Income tax expense	-	-	6	6
Intangibles and other amortization expense	31	33	126	129
Loss on impairment of intangibles	-	1,044	-	1,044
Depreciation expense	1,147	1,170	4,670	4,730
Share-based-compensation	174	244	747	938
Total adjustments	3,587	6,343	20,732	24,056
Adjusted EBITDA	$2,142	$(110)	$5,096	$(3,082)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Ethanol
Gallons Sold (in 000s)	14,595	13,187	55,641	55,787
Average Sales Price/Gallon	$1.90	$1.74	$1.78	$1.74
WDG
Tons Sold (in 000s)	95	84	372	360
Average Sales Price/Ton	$65	$71	$71	$80
Biodiesel
Metric tons sold	2,142	7,442	16,080	19,523
Average Sales Price/Metric ton	$778	$707	$739	$724
Refined Glycerin
Metric tons sold	1,770	693	4,413	4,653
Average Sales Price/Metric ton	$567	$671	$582	$668